Exhibit 5.1

BASS, BERRY & SIMS PLC

Attorneys at Law

A PROFESSIONAL LIMITED LIABILITY COMPANY

The Tower at Peabody Place, 100 Peabody Place, Suite 900

Memphis, Tennessee 38103-3672

(901) 543-5900

May 5, 2006

Board of Directors

Mid-America Apartment Communities, Inc.

6584 Poplar Avenue, Suite 300

Memphis TN 38138

Re:	Opinion Regarding Legality of Issuance of Securities

Gentlemen:

We are acting as counsel to Mid-America Apartment Communities, Inc., a Tennessee corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission relating to the proposed public offering of its shares of common stock, $.01 par value per share (“Common Stock”); one or more series of its shares of preferred stock, $.01 par value per share (the “Preferred Stock”); debt securities of the Company (the “Debt Securities”); and Depositary Shares representing fractional interests in shares of Preferred Stock (the “Depositary Shares”). The Common Stock, the Preferred Stock, the Debt Securities and the Depositary Shares are referred to collectively herein as the “Securities,” all of which Securities may be offered and sold by the Company from time to time as set forth in the prospectus which forms a part of the Registration Statement (the “Prospectus”), and as to be set forth in one or more supplements to the Prospectus (each, a “Prospectus Supplement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, in connection with the Registration Statement.

We assume that the classification, terms and conditions, amount, issuance and sale of the Securities to be offered from time to time will be duly authorized and determined by proper action by the Board of Directors of the Company consistent with the procedures and terms described in the Registration Statement (each, a “Board Action”) and in accordance with the Company’s Amended and Restated Charter, as amended (the “Charter”), and applicable Tennessee law. We further assume that prior to any issuance of Preferred Shares, appropriate articles of amendment shall be filed for recordation with the Tennessee Secretary of State (each, “Articles of Amendment”).

For purposes of this opinion letter, we have examined such documents as we have deemed necessary, including copies of the following documents:

1. an executed copy of the Registration Statement;

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Board of Directors

2. the Charter, as amended, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect;

3. the Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect;

4. the certificate of the Secretary of State of the State of Tennessee as to the due formation, existence and good standing of the Company dated May 4, 2006; and

5. the resolutions of the Board of Directors of the Company relating to, among other things, the filing of the Registration Statement.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies. We have also assumed the accuracy, completeness and authenticity of the foregoing certifications of officers and statements of fact, on which we are relying, and have made no independent investigations thereof. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

1. The Company is duly formed and existing under and by virtue of the laws of the State of Tennessee and is in good standing with the Secretary of State of the State of Tennessee.

2. When the terms of any Securities have been authorized by appropriate Board Action and have been issued and sold as described in the Registration Statement, the Prospectus included therein and any applicable prospectus supplement, then the Securities will be validly issued, fully paid and non-assessable.

In expressing the opinions set forth above, we have assumed that (i) the Securities will not be issued in violation of any restriction or limitation contained in the Company’s Charter and (ii) upon issuance of the Securities, the total number of shares of Common Stock and Preferred Stock issued and outstanding will not exceed the total number of shares that the Company is then authorized to issue under its Charter.

Our opinion is subject to the following qualifications and limitations:

(a) The opinions expressed herein are subject to the effect of applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights and equitable principles limiting the availability of equitable remedies on the enforceability of contracts, agreements and instruments.

Board of Directors

(b) The foregoing opinion is limited to the laws of the State of Tennessee, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Tennessee, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Tennessee, we do not express any opinion on such matter.

(c) The opinions set forth herein are expressed as of the date hereof and we disclaim any undertaking to advise you of any changes which may subsequently be brought to our attention in the facts or the law upon which such opinions are based.

This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm. We consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ Bass, Berry & Sims PLC